SHARE EXCHANGE AGREEMENT

by and among

Island Scallops Ltd
a British Columbia Company

on the one hand;

and

Granscal Sea Farms Ltd,
a Kanish Bay Company

and

all of the Shareholders
of Granscal Sea Farms Ltd.

on the other hand

As at July 1,2008

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of July 1, 2008 (this "Agreement"), is made and entered into by and among Granscal Sea Farms Ltd., a Kanish Bay Company ("Granscal") and the shareholders of Granscal, listed on Schedule I attached (each, a. "Granscal Shareholder," collectively, the "Granscal Shareholders"), on the one hand; and Island Scallops Ltd., a British Columbia company ("ISL") on the other hand.

RECITALS

WHEREAS, the Board of Directors of ISL has adopted resolutions approving ISL's acquisition o shares of Granscal (the "Acquisition") upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Granscal Shareholders own, an amount of shares of common stock of Granscal, constituting 100% of the issued and outstanding capital stock of Granscal (the "Granscal Shares"), and the Granscal Shareholders desire to sell their Granscal Shares pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1           The Acquisition: Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Granscal Shareholders will sell, convey, assign, transfer and deliver to ISL one or more stock certificates representing the Granscal Shares, and ISL will, in consideration for the Granscal Shares:

(a)           transfer to the Granscal Shareholders, one or more stock certificates representing 400,000 shares in the capital of Edgewater Foods International (the EDWT Shares”.);
(b)           pay to the Granscal Shareholders the sum of $30,000.00, in equal monthly payments in the amount of $5,000.00 each, commencing the last day of September 30, 2008 and continuing on the same date of each and every consecutive month until fully paid. This obligation shall be secured by a Promissory Note of lSL in the form attached as Schedule “A”;
(c)           pay to the Granscal Shareholders a sum equal to a 50% share of the gross revenue earned on account of the sale of its 2004, 2005 and 2006 brood year inventory currently in the water (to be paid out as and when received by ISL).

1.2           Closing. The closing of the Acquisition (the "Closing") shall be deemed to take place as of July 1, 2008, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the "Closing Date." Notwithstanding the Closing Date, the delivery of stock certificates representing the Granscal Shares and the EDWT Shares to the parties entitled hereunder will take place on or before November 30, 2008 With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that-such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

1.3           Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Granscal, the Granscal Shareholders, and/or ISL will take all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF GRANSCAL

Granscal hereby represents and warrants to ISL as follows:

2.1           Organization. Granscal has been duly incorporated, is validly existing as a company in Kanish Bay and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2           Capitalization. The authorized capital stock of Granscal consists of 1000 common shares, of 'which, 100 shares have been issued..All of the issued and outstanding shares of capital stock of Granscal, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Granscal's capital stock. There are no agreements purporting to restrict the transfer of the Granscal Shares, nor any other voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Granscal Shares.

2.3           Certain Corporate Matters. Granscal is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Granscal's financial condition, results of operations or business. Granscal has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties awned and used by it.

2.4           Authority Relative to this Agreement Granscal has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Granscal and the consummation by Granscal of the transactions contemplated hereby have been duly authorized by Granscal and the Granscal Shareholders and no other actions on the part of Granscal are necessary to authorize this Agreement or the transactions contemplated' ;'thereby. This Agreement has been duly and validly executed and delivered by Granscal and constitutes a valid and binding agreement of Granscal, enforceable against Granscal in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5           Consents and Approvals; No Violations. Except for applicable requirements of  applicable British Columbia securities laws and licensing authorities, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Granscal of' the transactions contemplated by this Agreement Neither the execution and delivery of this Agreement by Granscal nor the consummation by Granscal of the transactions contemplated hereby, nor compliance by Granscal with any of the provisions hereof will (a) conflict with-or result in any breach of any provisions of the Articles of Granscal, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Granscal or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Granscal or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to ISL or any Subsidiary taken as a whole. For purposes of this Agreement the term "material" shall mean $10,000 or greater.

2.6           Books and Records. The books and records of Granscal delivered to the Granscal Shareholders prior to the Closing fully and fairly reflect the transactions to which Granscal is a party or by which they or their properties are bound and the financial statements for the periods ending June 30, 2008,  fairly and accurately present the financial position of Granscal, and, except for routine adjustments which may result from an audit of such financial statements, do not contain any material misstatements or omissions.

 2.7           Intellectual Property. Granscal has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Granscal infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted,; are pending or are threatened.

2.8           Litigation. Granscal is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Granscal, Granscal is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Granscal, and Granscal knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Granscal or to which Granscal is a party.

2.9          Legal Compliance.To the best knowledge of Granscal, after due investigation, no claim has been filed against Granscal alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof Granscal holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

.2.10          Disclosure.The representations and warranties and statements of fact made by Granscal in this Agreement are, as applicable, accurate, correct and complete, and will remain so at the time of Closing, and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.11           Due Diligence.  ISL has had the opportunity to perform all due diligence investigations of Granscal and its business as ISL has deemed necessary or appropriate and to ask all questions of the officers and directors of Granscal that Granscal wished to ask, and ISL has received satisfactory answers to all of its questions regarding Granscal.  ISL has had access to all documents and information about Granscal and has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Granscal set forth in this Agreement, on which each of the ISL have relied in making an exchange of EDWT Shares of the Company for the shares of Granscal Common Stock.

2.12.           Outstanding Obligations.  There are no outstanding obligations of Granscal to repurchase, redeem or otherwise acquire any of their respective shares, and no party has the right to acquire any shares of Granscal except for the shareholders identified in Schedule 1.1(a), and only to the extent set forth such Schedule.

2.13.           Liabilities. Except as indicated in the financial statements and the $35,000 Granscal indebtedness to Bank of Montreal which ISL has agreed to pay out after closing ,and those incurred in the ordinary business hereto, neither Granscal nor any of its Subsidiaries has incurred any external liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

2.14            Property.  Granscal and each Subsidiary has the right to use all of its  personal property reflected in the Financial Statements, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except to the extent that such mortgages, pledges, charges, liens, security interests or other encumbrances, individually or in the aggregate, do not cause a Material Adverse Effect.  Additionally, all leases, offshore tenure rights and/or similar rights held by Granscal and/or each of its Subsidiaries are valid and subsisting and in full force and effect.

2.15           Regulations.  The business of Granscal has been and is presently being conducted in accordance with all applicable governmental laws, rules, regulations and ordinances. Granscal and each of its Subsidiaries have all permits, licenses, consents and the authorizations and approvals in its country required in the governmental regulations necessary for the conduct of its business as now being conducted by it.

2.16           Environmental Compliance. romromGranscal Shareholders knowledge, Granscal and each of its Subsidiaries are in material compliance with applicable environmental requirements in the operation of their respective business, except to the extent that any non-compliance, individually or in the aggregate, does not cause a Material Adverse Effect.

2. 17           Adverse Interest.  No current officer, director, affiliate or person known to Granscal to be the record or beneficial owner in excess of 5% of Granscal common stock, or any person known to be an associate of any of the foregoing is a party adverse to Granscal or has a material interest adverse to Granscal in any material pending legal proceeding.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE GRANSCAL SHAREHOLDERS
The Granscal Shareholders hereby jointly and severally represent and warrant to ISL as follows:

3.1           Ownership of Granscal Shares.  Each Granscal Shareholder owns, beneficially and of record, good and marketable title to the Granscal Shares set forth opposite such Granscal Shareholder’s name in Column I on Schedule 1.1(a) attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements. Each Granscal Shareholder represents that such person has no right or claims whatsoever to any shares of Granscal capital stock, other than shares listed across such Granscal Shareholder on Schedule 1.1(a) and does not have any options, warrants or any other instruments entitling such Granscal Shareholder to exercise to purchase or convert into shares of Granscal capital stock.  The Granscal Shareholders have full right, power and authority to sell, transfer and deliver the Granscal Shares, and at the Closing, will convey to ISL good and marketable title to the Granscal Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by each Granscal Shareholder and constitutes a valid and binding agreement of each Granscal Shareholder, enforceable against each Granscal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3           Restricted Securities. Each Granscal Shareholder is acquiring the EDWT Shares for his/her own account (and not for the account of others) for investment and not with a view to the distribution therefor.  Each Granscal Shareholder acknowledges that the EDWT Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the EDWT Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the EDWT Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each Granscal Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and, each Granscal Shareholder agrees not to sell or otherwise dispose of his/her EDWT Shares without such registration or an exemption therefrom.

3.4           Accredited Investor.  Each Granscal Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  Each Granscal Shareholder is able to bear the economic risk of acquiring the EDWT Shares pursuant to the terms of this Agreement, including a complete loss of such Granscal Shareholder’s investment in the EDWT Shares.

3.5           Legend. Each Granscal Shareholder acknowledges that the certificate(s) representing such shareholder’s pro rata portion of the EDWT Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.6           Independent Nature of Shareholders.  Each Granscal Shareholder is acquiring the Granscal Shares for his/her own account (and not for the account of others) for investment and not with a view to the distribution therefore.

3.7           Address.  The communication address of the Granscal Shareholders is as listed on the signature pages hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ISL

ISL hereby represents and warrants to Granscal and Granscal Shareholders as follows:

4.1           Organization. ISL has been duly incorporated, is validly existing as a company in British Columbia and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

4.2           Certain Corporate Matters. ISL is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on ISL’s financial condition, results of operations or business. ISL has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.3           Authority Relative to this Agreement.  ISL has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by ISL and the consummation by ISL of the transactions contemplated hereby have been duly authorized by ISL and no other actions on the part of ISL are necessary to authorize this agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ISL and constitutes a valid and binding agreement of ISL, enforceable against ISL in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.4           Consents and Approvals; No Violations.  Except for applicable requirements of British Columbia securities laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by ISL of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by ISL nor the consummation by ISL of the transactions contemplated hereby, nor compliance by ISL with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of ISL, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ISL or any Subsidiary (as hereinafter defined)  is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Granscal or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to ISL or any Subsidiary taken as a whole.  For purposes of this Agreement the term “material” shall mean $10,000 or greater.

4.5           The EDWT Shares are free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements, and at the Closing, ISL will convey to the Granscal shareholders good and marketable title to the EDWT Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

ARTICLE 5
INDEMNIFICATION

5.1           Granscal Shareholders Indemnification.  For a period of one year after the Closing, the Granscal Shareholders (each an “Indemnifying Party”) jointly and severally agree to indemnify ISL and each of the officers, agents and directors of ISL against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Granscal and/or the Granscal Shareholders in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Granscal or any Subsidiary prior to the Closing; or (B) the operations of Granscal prior to the Closing (the “Granscal Shareholders Indemnification”), except to the extent that such breach or liability does not result in a Material Adverse Effect.

5.2           ISL Indemnification.  For a period of one year after the Closing, ISL and each of the officers, agents and directors of ISL (each an “Indemnifying Party”) jointly and severally agree to indemnify the Granscal Shareholders (each an “Indemnified Party”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by ISL and each of the officers, agents and directors of ISL in this Agreement; (the “ISL Indemnification”), except to the extent that such breach or liability does not result in a Material Adverse Effect.

5.2           Indemnification Procedures.  If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.  The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 4.

ARTICLE 6
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

6.1  Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Granscal and EDWT (and any Subsidiary) as each party may request.  In order that each party may have the full opportunity to do so, Granscal and ISL, the Granscal Shareholders and the ISL shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Granscal or ISL or any Subsidiary as each party or its representatives may reasonably request and cause Granscal or ISL and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2           Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3           Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of the other party.  Without the prior written consent of the other party, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4           Litigation.    From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

6.5           Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6             Confidentiality; Access to Information:   Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.   In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

6.7    Public Disclosure.  Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

ARTICLE 7
CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Granscal and the Granscal Shareholders.  The obligations of Granscal and the Granscal Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.  At the Closing, ISL shall have delivered or caused to be delivered to Granscal and the Granscal Shareholders the following:

(i) resolutions duly adopted by the Board of Directors of ISL authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii) stock certificates representing the EDWT Shares to be delivered pursuant to this Agreement;

(iii) resolutions of the Board of Directors of EDWT authorizing and approving the transfer of the EDWT share pursuant hereto, together with such other EDWT documents, filings or other requirements to vest title to theEDWT shares validly, legally, and absolutely in the Granscal shareholders, free of any claim, charge, violation, further expense or liability of any kind.

(iv) this Agreement duly executed by ISL;

(v) the promissory note of ISL for $30,000

(vi) a release of the personal guarantee of Les Rombough of the Granscal indebtedness to the Bank of Montreal

(viii) such other documents as Granscal  reasonably request in connection with the transactions contemplated hereby;

(b)           Representations and Warranties to be True.    The representations and warranties of ISL herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  ISL shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.2           Conditions to Obligations of ISL. The obligations of ISL and the under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.    On the Closing Date, Granscal and/or the Granscal Shareholders shall have delivered to ISL the following:

(i) this Agreement duly executed by Granscal and the Granscal Shareholders;

(ii) resolutions duly adopted by the Board of Directors of Granscal authorizing and approving the execution, delivery and performance of this Agreement;

(iii) stock certificates representing the Granscal Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers;

(iv) a certificate of good standing for Granscal from its respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(v) such other documents as ISL may reasonably request in connection with the transactions contemplated hereby; and,

(b)           Representations and Warranties to be True.    The representations and warranties of Granscal and the Granscal Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Granscal and the Granscal Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

c)           Assets and Liabilities.   At the Closing, neither Granscal nor any Subsidiary shall have any liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition, or any material assets.

(d)           Due Diligence.  At the Closing, ISL shall have completed a due diligence review of Granscal, and such due diligence review shall be acceptable and satisfactory to ISL in its complete discretion.

(e)           Business Records; Resignation Letter.  Granscal shall have delivered to ISL’s counsel all of its books and records (including without limitation, charter documents, corporate records, stock records, electronic files containing any financial information and records, and all other documents associated used in or associated with Granscal) and the resignation letters of all of its directors and officers.

(f)           No Adverse Effect.  The business and operations of Granscal will not have suffered any Material Adverse Effect.

(g)           Termination of Arrangements.  All contingent obligations of Granscal shall be terminated, including without limitation, any lease and line of credit arrangement, unless otherwise agreed to in writing by ISL at the Closing.

ARTICLE 8
TERMINATION

8.1           This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of ISL and Granscal;

(b)           by either ISL or Granscal if the Transaction shall not have been consummated for any reason by December 1, 2008, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either ISL or Granscal if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d)           by ISL, upon a material breach of any representation, warranty, covenant or agreement on the part of Granscal or the Granscal Shareholders set forth in this Agreement, or if any representation or warranty of Granscal or the Granscal Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Granscal or the Granscal Shareholder’s representations and warranties or breach by Granscal or the Granscal Shareholders is curable by Granscal or the Granscal Shareholders, then ISL may not terminate this Agreement under this Section 8.1(d) unless Granscal does not cure such breach within thirty (30) days after delivery of written notice from ISL to Granscal of such breach, provided Granscal continues to exercise commercially reasonable efforts to cure such breach (it being understood that Granscal may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Granscal is cured during such thirty (30)-day period); or

8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 8.2, Section 8.3 and Article9 (General Provisions), each of which shall survive the termination of this Agreement.

8.3           Expenses.  If this Transaction does not close or is terminated, each party to this Agreement will pay its respective costs and expenses in connection with the negotiation, preparation and the Closing of this Agreement.

ARTICLE 9
GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the British Columbia, Canada.

9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Granscal, ISL, and the holders of a majority of outstanding voting stock of Granscal.

9.9           Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10         Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11           Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

Granscal Sea Farms Ltd.,
a Kanish Bay company

By:  __________________________
Name:                      Les Rombough
Title:                      CEO

Island Scallops Ltd..
A British Columbia company

By:  __________________________
Name:  Rob Saunders
Title:                      CEO

[SIGNATURE PAGES OF GRANSCAL SHAREHOLDERGRANSCAL SHAREHOLDERS,
FOLLOW]

[SIGNATURE PAGE OF ISLSHAREHOLDERS]

GRANSCAL SHAREHOLDERGRANSCAL SHAREHOLDERS:

Shareholder Name (First Name and Last Name)	Shareholder Address:	Shareholder Signatures:
Les Rombough